Exhibit 16.1

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sir/Madam:

We are the predecessor independent registered public accounting firm for Network CN Inc. (the "Company").   We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's  Certifying Accountant",  of the  Company's Current  Report on  Form 8-K, dated 18 MAY 2012, (the "Current Report") and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ Baker Tilly Hong Kong Limited
Baker Tilly Hong Kong Limited
Certified Public Accountants
Hong Kong SAR
18 MAY 2012